Exhibit 10.1

Marathon Petroleum

Annual Cash Bonus Program

Effective January 1, 2012

(Amended and Restated as of July 19, 2012)

Preamble

This program document explains the Annual Cash Bonus Program (the “Program”) of Marathon Petroleum (“MPC”).

The Program is a sub-plan of the 2012 Incentive Compensation Plan (the “Plan”), which is hereby incorporated by reference. All Awards under the Program are granted pursuant to Section 7 of the Plan. Capitalized terms not specifically defined herein have the meanings specified in the Plan. In the event of any conflict between the Program and the Plan, the terms of the Plan shall control. Although the Plan was not approved by shareholders until April 25, 2012, the Program document is intended to be effective retroactive to January 1, 2012. To the extent that there are inconsistencies in the terms and conditions between the 2012 and 2011 Incentive Compensation Plans, the 2011 Incentive Compensation Plan shall govern the Program from January 1, 2011, until shareholder approval of the 2012 Plan, without regard to any inconsistencies in section references within this document and the 2011 Incentive Compensation Plan. Any interpretation of inconsistencies shall be at the sole discretion of the MPC Compensation Committee or its delegate.

Program Objectives

The purpose of the Program is to motivate and reward Eligible Employees for achieving short-term (annual) business objectives that drive overall shareholder value while encouraging responsible risk taking and accountability.

Definitions

As used in the Program, the following terms shall have the meanings set forth below:

a.	“Affiliate” means, with respect to any referenced person or entity, any other person controlling, controlled by, or under common control with such person.

b.	“Award” means an award of an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Common Share, Restricted Stock, Restricted Stock Unit, or Cash granted to a Participant pursuant to the provisions of the Plan, any of which the Committee or its delegate may structure to qualify in whole or in part as a Performance Award.

c.	“Board” means the Board of Directors of the Company.

d.	“Change in Control” means a transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)	any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including the amount of the securities beneficially owned by such person, any such securities acquired directly from the Corporation or its Affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person(s) who become(s) such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)	there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation; or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets; or

(iv)	A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation, or reorganization under the United States Bankruptcy Code.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

f.	“Committee” means the Committee delegated by the Board with the authority to administer the Plan. To the extent the Committee has delegated authority to any person(s) pursuant to Section 6 of the Plan, a reference to the Committee herein shall also include such person(s).

g.	“Company” means

•	Catlettsburg Refining, LLC,

•	Marathon Petroleum Company LP,

•	Marathon Petroleum Corporation,

•	Marathon Petroleum Services LLC,

•	Marathon Petroleum Logistics Services LLC,

•	Marathon Petroleum Service Company,

•	Marathon Pipe Line LLC, and

•	Speedway LLC

•	any other subsidiaries or controlled company of the above, as applicable,

All of the above companies are collectively referred to as “Company” or “Marathon Petroleum” for purposes of this document.

h.	“Disability” means, unless otherwise provided in an Award Agreement, any termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of the Plan; provided, that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance, employment or similar agreement with the Company or any Affiliate, “Disability” shall have the meaning, if any, specified in such agreement.

i.	“Eligible Employees” means regular full-time and regular part-time Company employees on salary grades 1-18 (including officers), Speedway LLC employees on salary grades 15-18 (including officers), Other Company employees selected by the Committee and select employees of an approved Affiliate as approved by the Committee.

j.	“Eligible Wages” for Participant’s (1) in pay grades 1-14, (2) in pay grades 15-18 (and officers) and not employed on the last day of a Performance Period, or (3) in pay grades 15-18 (and officers) who are hired during the fourth quarter of a Performance Period include base wages and overtime paid in the Performance Period. Eligible Wages excludes non-cash compensation, paid items such as allowances, premiums and any bonus or recognition payments made.

(i)	Wages paid as a college intern, college co-op, student learner, special helper or any other job employing students on a time certain basis are not included in Eligible Wages, except if pay is earned in the same Performance Period [as a college intern and/or college co-op only] where the employee starts regular full-time employment.

k.	“Eligible Wages” for employees in pay grades 15-18 (and officers) who are (1) employed on the last day of a Performance Period, and (2) who were hired before the fourth quarter of a Performance Period shall mean the Participant’s annualized base salary.

(i)	However, in the event of a Change in Control, Eligible Wages shall be the annualized base salary in effect on the date of Change in Control for all employees.

l.	“Performance Period” means any fiscal year or such other measurement period determined by the Committee or its delegate in their sole discretion.

m.	“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to the Plan.

n.	“Plan” means the Marathon Petroleum Corporation 2011 Incentive Compensation Plan for the period of January 1, 2012 to April 24, 2012 and the Marathon Petroleum Corporation 2012 Incentive Compensation Plan after April 25, 2012.

o.

“Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually, or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee or its delegate: (i) revenue, (ii) income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, depreciation, taxes, and amortization (“EBIDTA”), earnings before interest, taxes and amortization (“EBITA”) and earnings before interest and taxes (“EBIT), and economic value added, (iii) expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses, and overhead costs), (iv) operating measures (which include refinery throughput, mechanical availability, productivity, operating income, funds from operations, product quality, cash from operations, after-tax operating income, market share, margin, and sales volumes), (v) margins (which include crack-spread measures), (vi) refined product measures, (vii) cash management and cash flow measures (which include net cash flow from operating activities, working capital, receivables management and related customer terms), (vii) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, improvement in or attainment of working capital levels, and free cash flow (viii) leverage measures (which include debt-to-equity ratio, debt reduction and net debt), (ix) market measures (which include market share, stock price, growth measure, total shareholders return, share price performance, return on equity, return on invested capital and return on assets, and market capitalization measures), (x) return measures (which include return on equity, return on assets, and return on invested capital), (xi) corporate value and sustainability measures (which include compliance, safety, environmental, and personnel matters), (xii) project completion measures (which may include measures regarding whether interim milestones regarding budgets and deadlines are met, as well as whether projects are completed on time and on or under budget), and (xii) other measures such as those relating to acquisitions, dispositions, or customer satisfaction.

Participants and Target Award

Prior to March 30th of the Performance Period, or at such later time as may be permitted by applicable provisions of the Code, the Committee shall establish (1) the Eligible Employees who will be Participants in the Program, (2) each Participant’s threshold, target, and maximum Award for such Performance Period or the formula for determining each Participant’s Award and (3) the applicable performance objective or objectives for such Performance Period.

Threshold funding level is one-half (.5X) of target and the maximum that can be paid to any employee under this Program is two-times (2X) their target amount. Percentages may be rounded. No metric will fund when results are below threshold performance.

Participant Classification	Threshold %	Target %	Maximum %
Officer Employees (Grades 88 and 89)	Per the Committee	Per the Committee	Per the Committee
Grade 18	25	50	100
Grade 17	20	40	80
Grade 16	18	35	70
Grade 15	15	30	60
Grade 14	13	25	50
Grade 13	10	20	40
Grade 12	8	15	30
Grade 11	6	12	24
Grade 10	6	12	24
Grade 9	5	10	20
Grade 8	5	10	20
Grade 7	4	7	14
Grade 6	4	7	14
Grade 5	4	7	14
Grade 4	4	7	14
Grade 3	4	7	14
Grade 2	4	7	14
Grade 1	4	7	14

Performance Metrics

The Committee, or its delegate, will establish metrics (in accordance with the Program), with threshold, target and maximum performance criteria, at least annually. Once approved, these performance criteria are incorporated into this Program document by reference.

When any final performance metric result falls between threshold and target or between target and maximum performance levels, linear interpolation will be used to solve for funding based on actual achievement. For example, if the final result of a metric is halfway between threshold and target performance levels, the funding for that metric would be halfway between the corresponding payout percents.

Determination of Awards

Final calculated bonus payments are rounded up to the nearest $50 for non-officer employees and to the nearest $1000 for officer employees. All calculations are completed in US dollars and converted (if necessary) using the MPC foreign exchange rates at the end of the Performance Period. Any non-USD Awards are converted back to local currency after the bonus payment has been rounded.

Bonus Pool(s)

The Program for a Performance Period may consist of one or more umbrella performance pools. The Committee shall approve the structure of each such pool (if any) and designate the Participants in the pool, the total amount of the pool, and such Participant’s allocable percentage share of such pool prior to March 30 of the Performance Period (or such later time as may be permitted by applicable provisions of the Code). To the extent a pool includes “Covered Employees” within the meaning of Section 162(m) of the Code, the pool shall be operated in compliance with the requirements of Section 162(m), which require that (1) each Participant’s percentage share of the pool must be established no later than 90 days after the commencement of the applicable Performance Period, and (2) the exercise of negative discretion with respect to one Participant in the pool may not result in an increase in the amount payable to any Covered Employee who is a Participant in such pool. Moreover, if the amount payable to each Participant in a pool that includes one or more Covered Employees is stated in terms of a percentage of the pool, the sum of the individual percentages of the pool may not exceed 100 percent.

The Bonus Pool performance goals, to the extent it covers or potentially covers Covered Employees, will be based solely on Qualifying Performance Criteria. Satisfaction of these Criteria will enable a Participant to earn 100% of his or her target bonus (or whatever applicable percentage is indicated in the Program’s metrics established for the Performance Period). The Committee may then take into account other criteria (whether or not Qualifying Performance Criteria) and use negative discretion to decrease a Participant’s Bonus, but it may not use other criteria or positive discretion to increase the Bonus for any Covered Employee.

The same objective goals can be used both to set the amount of the Bonus Pool and to function as the Qualifying Performance Criteria to determine if a bonus (and the amount of the bonus) was earned. The Committee shall establish a minimum threshold for the Qualifying Performance Criteria, below which no bonus will be earned. The Committee shall also establish maximum limits on the bonus payable at various levels above this threshold that the Qualifying Performance Criteria are satisfied, and the relationship between the various levels of Qualifying Performance Criteria achieved and the amount of bonus thereby earned.

Without regard to anything contained within this Program, the Committee reserves the right to award a payout to any Covered Employee up to the full value of their funding pool allocation without regard to the performance achieved under this operational plan.

Individual Funding Vs. Payout

The operation of this Program funds individual payments based on pre-established metrics and subjective metrics as approved by the Committee. The final payout to each Participant is determined based on the assessment of their manager and/or functional VP considering the Participants relative performance to other employees. However, no Participant can be awarded more than their maximum payout specified on page 5 with approval of the Committee or its delegate.

Pro-Rata Calculations, Promotions and Transfers

Newly hired Eligible Employees in pay grades 1-14, who become eligible for the Program during the Performance Period, will have their funding based on their Eligible Wages earned for the time in which they participate in the Program.

Newly hired Eligible Employees in pay grades 15-18 and officers who become eligible for the Program during the first nine months of the Performance Period will have their funding based on their annualized base salary on the last day of the program year.

Newly hired Eligible Employees in pay grades 15-18 and officers who become eligible for the Program during the last fourth quarter of the Performance Period will have their funding based on their actual Eligible Wages paid during the program year.

Notwithstanding the foregoing, in the case of a newly hired Participant, the Committee may provide for a guaranteed bonus, or a bonus that would exceed the bonus that would otherwise be payable in the Program unless the Participant is a “Covered Employee” (within the meaning of Section 162(m) of the Code), in which case no guarantees or excess payments would apply.

Newly eligible (other than newly hired) employees in pay grades 1-14, who become eligible for the Program during the Performance Period, will have their funding based on their actual wages earned for the entire time in which they worked for the Company during the Performance Period.

Newly eligible (other than newly hired) employees in pay grades 15-18 and officers, who become eligible for the Program during the Performance Period, will have their funding based on their annualized base salary at the end of the year in which they worked for the Company during the Performance Period.

Any Participant who transfers to Speedway LLC, or another Affiliate; and is no longer eligible for the Program, will have their funding under the Program based on Eligible

Wages while covered by the program (if they are in pay grades 1-14) or have their funding based on a prorated annualized salary based on the number of full months employed (if they are in pay grades 15-18, or an officer at the time of transfer).

Any Participant who transfers from Speedway LLC, or another Affiliate, to an eligible Marathon Petroleum position will have their funding under the Program based on Eligible Wages while covered by the Program (if they are in pay grades 1-14) or have their funding based on a prorated annualized salary based on the number of full months employed (if they are in pay grades 15-18, or an officer at the time of transfer).

Participants who change from one eligible position to another during the Performance Period may experience a change in Program Target Awards, individual objectives, or the formula for determining each Participant’s Award. In this situation, funding shall be based on the associated target level and business unit for the position held by the Participant on the last day of the Performance Period, provided the position held is not temporary.

If a Participant transfers to a position that is not eligible under the Program during the Performance Period, such Participant will be ineligible for any payout for such Performance Period.

Exclusions and Adjustments

To the extent consistent with Section 162(m) of the Code, the Committee or its delegate may (A) adjust the actual performance or performance goals (either up or down) and the level of the Performance Award that a Participant may earn under this program if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and / or have unduly influenced the Corporation’s ability to meet them; including, without limitation, events such as material acquisitions, asset write-downs, litigation, claims, judgments or settlements, force majeure events, unlawful acts committed against the Company or its property, labor disputes, legal mandates accruals for reorganization and restructuring programs and changes in the capital structure of the Company or other events not contemplated at the time the goals are set; provided, however, that Performance Awards granted to Executive Officers shall be adjusted only to the extent permitted under Code § 162(m). In addition, Performance Goals and Performance Awards shall be calculated without regard to any changes in accounting standards or codifications that may be required by the Financial Accounting Standards Board or other standards board or the effect of changes in tax law or other such laws or provisions affecting reported results after such Performance Goals are established, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) the adverse effect of work stoppages or slowdowns, (v) accruals for reorganization and restructuring programs and (vi) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

Certification by Committee

Unless otherwise determined by the Committee, no payments shall be made hereunder in respect of any Performance Period unless the Committee shall certify in writing following the end of the Performance Period that the performance objectives applicable to the Performance Period have been satisfied. In all events, no payments hereunder shall be made to any “Covered Employee” (within the meaning of Section 162(m) of the Code) until after satisfaction of the performance criteria has been certified by the Committee.

Termination of Employment:

Unless otherwise determined by the Committee and except as may otherwise be provided in a Participant’s written agreement with the Company or an Affiliate, if a Participant’s employment terminates for any reason prior to July 1 of a Performance Period (or for a voluntary resignation at any time prior to payment date), such Participant shall forfeit all rights to any Award under the Program, unless the Participant’s employment terminates as a result of Death, Severance, or Disability. In such cases, Payment will be at the Committee’s discretion, but any such Award payment will (i) only be made after the end of the Performance Period (and as close as practicable to the same time as all other Award payments for such Performance Period), and (ii) only be paid to the extent that the performance criteria were achieved.

A Participant who retires on or after July 1 of a Performance Period is eligible for a prorated payment, based on their Eligible Wages paid, at the discretion of the Committee. A Participant is considered to have Retired if the Participant, at the time of termination:

a.	is in good standing at the time of their retirement;

b.	has reached the age 50 or more with 10 years of service; or

c.	has reached the age of 65.

Severance

Severance includes employees who would have otherwise been eligible for the Marathon Petroleum Termination Allowance Plan, but accepted an offer of employment with:

a.	the “buyer” of the company assets; or

b.	the “new operator” of a jointly-owned facility; or

c.	a company that has been contracted to perform services being outsourced will remain eligible for consideration of a bonus provided the termination date is after June 30th.

Death of Participant

a.	Upon the death of a Participant during a Performance Period, a payment will be made to the Participant’s Beneficiary (as close as praticable to the time all other Award payments for such Performance Period are made) based on the full-year performance criteria results achieved.

b.	Upon the death of a Participant after a Performance Period, but before payment for that Year has been made, the full benefit otherwise deemed payable under the Program will be made to the Participant’s Beneficiary (as close as praticable to the time all other Award payments for such Performance Period are made).

Beneficiary

Payment for the benefit of a deceased Participant will be made, if surviving, according to the survivor class order:

a.	The beneficiary, only if specifically designated by the employee, for Company-provided basic coverage in the Marathon Petroleum Life Insurance Plan;

b.	Spouse;

c.	Children (either natural born or adopted through a final adoption order issued by a court of competent jurisdiction prior to the date of the member’s death) but specifically excluding step-children;

d.	Parents;

e.	Brothers and sisters; or

f.	Executors or administrators of the insured’s estate.

Maximum Amount Payable

The maximum Award payable hereunder to any Participant with respect to any Performance Period shall in no event exceed $6 million in a Performance Period.

Payment of Awards

Following the Performance Period, each Participant’s Award for the Performance Period will be determined in accordance with the terms of the Program and the Participant shall be eligible to receive payment of the Award.

The Committee shall determine whether payment of the Award will be in cash, Common Shares, the right to receive Common Shares, Options or other Awards provided for under the Plan; and whether any such payments will be subject to restrictions on transfer, vesting, forfeiture or deferral requirements. Equity or equity-based Awards shall be granted under the terms and conditions of the Plan.

Change in Control

Unless otherwise determined by the Committee prior to a Change in Control, and except as otherwise may be provided in a Participant’s written agreement with the Company or Affiliate upon a Change in Control, this Program will automatically terminate and all Participants will be vested and entitled to a prorated lump sum payment equal to 100% of the Participant’s Individual Target Payout (using the annualized salary in effect on the date of Change in Control for all employees) multiplied by the number of months of the Performance Period, ending with the date the Change in Control occurred, divided by 12. This payment will be made as soon as administratively practicable following the Change in Control, but in no event later than 45 days from the Change in Control.

No Right to Awards

Except under a Change in Control, no Participant or other person shall have any claim or right to be granted an Award under this Program. Neither the establishment of this Program, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company, or participate hereunder in the current or succeeding Performance Periods. Nothing contained in this Program shall limit the ability of the Company to make payments or Awards to Participants under any other Program, agreement or arrangement; provided, however, that no payment under any other Program, agreement, or arrangement will be made because of a failure of a Participant to earn an Award hereunder, and no such payment outside of this Program will be in the nature of or in any way related to make-whole payments for what would have been earned hereunder if the performance goals had been met.

Non-Transferability

The rights and benefits of a Participant hereunder are personal to the Participant and, except for any payments that may be made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

No Impact on Benefits

Except as may be required by law or otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy, or program; nor shall any Award be treated as compensation for purposes of termination indemnities or other similar rights, except as may be required by law.

No Constraint on Corporate Actions

Nothing in this Program shall be construed (1) to limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (2) to limit the right or power of the Company or any of its Affiliates to take any action which such entity deems to be necessary or appropriate.

Program Administration

The Program shall be administered by the Committee, which shall have full authority to:

a.	Interpret the Program,

b.	Establish, interpret, amend or revoke rules and regulations relating to the operation of the Program,

c.	Interpret the Program, to correct any defect, supply any omission or reconcile any inconsistency in the Program,

d.	Adopt such rules for the administration, interpretation and application of the Program, and

e.	Make all determination and take all other actions necessary or appropriate for the proper administration of the Program.

The Committee has complete, unilateral discretion with respect to all aspects of the operation, administration, design, features, benefits and Awards under the Program and can change, terminate, or modify Awards, or otherwise change any aspect of the Plan in its discretion prospectively or retroactively, regardless of anything stated in this document. Notwithstanding the above, with respect to a Covered Employee, the Committee cannot (1) grant or change an Award, or the Qualified Performance Criteria thereunder, after the deadline under Code Section 162(m) for setting such Award (generally March 30th of a Performance Period for annual Awards), (2) deem its performance goals satisfied when they have not been met, or (3) use its discretion to increase the amount otherwise payable under any Award.

The Committee may delegate any or all of their authorities hereunder, provided that the Committee shall, in no event, delegate its authority with respect to the compensation of any Participant whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code. No member of the Committee shall be eligible to participate in the Program.

Taxes

For U.S. Participants, any Award received under the Program is taxable as supplemental income in the year of payment and is subject to all applicable employment withholding taxes in the year paid. For Participants outside the United States, local country tax regulations will apply.

Deductions

a.	There shall be deducted from all Individual Payouts any taxes required to be withheld by national, Federal, state provincial or local governments and paid over to such government for the accounts of such Participants.

b.	The Company may deduct from an Individual Payout, at its sole discretion, any and all amounts determined by Company management to be owed to the Company by the Participant.

Affiliate Requirements

Prior to the selection of employees of an affiliated company to participate in the Program, the Committee may require the Affiliate to consent to the participation of such employee or employees in the Program and to the charging of such Affiliate with the amount of any Individual Payout which may be made to such employee or employees.

Recoupment / Clawback

Officers are subject to recoupment provisions in the Program, in the case of certain forfeiture events. If the Company is required, pursuant to a determination made by the SEC or the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, the Audit Committee of the Board may determine that a forfeiture event has occurred based on an assessment of whether an officer knowingly engaged in misconduct, was grossly negligent with respect to misconduct, knowingly failed or was grossly negligent in failing to prevent misconduct or engaged in fraud, embezzlement, or other similar misconduct materially detrimental to the Company.

Upon the Audit Committee’s determination that forfeiture event has occurred, the Company has the right to request and receive reimbursement of any portion of the officer’s bonus from the Program that would not have been earned had the forfeiture event not have taken place.

These recoupment provisions are in addition to the requirements in Section 304 of the Sarbanes-Oxley Act of 2002 which provide that the CEO and CFO shall reimburse the Company for any bonus or other incentive-based or equity-based compensation as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to non-compliance with financial reporting requirements as a result of Company misconduct.

Other Provisions

In all events, whether any cash Award is paid to a Participant will depend on the decision of the Committee (or its delegate, as appropriate). All Awards are subject to the sole discretion of the Committee or its delegate, and nothing in this document or any other document describing or referring to the Program shall confer any right whatsoever on any person to be considered for any incentive commitments or Awards.

This document does not purport to be complete and is subject to and governed by actions, rules and regulations of the Committee (or its delegate, as appropriate).

The Program may be changed or discontinued at any time without notice or liability at the sole discretion of the Committee.

Awards shall be subject to and governed by the specific terms and conditions of the Program and the applicable Award.

Nothing contained herein shall require the Company to segregate any monies from its general fund or to create any trusts, or to make any special deposits for amounts payable to any Participant.

The Program is intended to be operated in accordance with the requirements of Section 162(m) of the Code where applicable, and shall be interpreted consistent with that intent.

No member of the Committee, or employee of the Company, shall be liable for any act done, or determination made in good faith, with respect to the administration of this Program. The Company indemnifies and holds harmless to the fullest extend allowed by law such persons individually and collectively, from and against any and all losses resulting from liability to which the Committee, or the members of the Committee, or employee of the Company may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of the Program, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.

Any provision of the Program prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

The terms of this Program document supersede any written or verbal agreements, representations, proposals, or plans with respect to the subject matter hereof; provided, however that the forgoing shall not act to supersede an existing written agreement between a Participant and the Company that has been approved by the Committee.

MARATHON PETROLEUM CORPORATION

/s/ Rodney P. Nichols
By:	Rodney P. Nichols
Its:	Senior Vice President, Human Resources and Administrative Services